                                   EXHIBIT 11

                       CARVER CORPORATION AND SUBSIDIARY
                       COMPUTATION OF EARNINGS PER SHARE
                                  (Unaudited)

                                           Three Months Ended
                                                March 31,
                                           1996              1995
                                       ------------      ------------
PRIMARY EARNINGS PER SHARE
  NET LOSS                            $   (385,000)   $    (632,000)
                                        ----------       ------------

  Weighted average number of
    shares outstanding                   3,686,830        3,678,674

  Add shares issuable from the
    assumed exercise of options              *               *
                                       -----------       -----------
  Weighted average number of shares
    outstanding, as adjusted             3,686,830        3,678,674
                                        ----------       -----------

LOSS PER SHARE                        $      (0.10)   $       (0.17)
                                        ==========       ===========

*Effect on loss per share is antidilutive

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